                                                                EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                 October 7, 2000

                                      among

                             SMITHKLINE BEECHAM PLC

                                       and

                            BLOCK DRUG COMPANY, INC.

                                TABLE OF CONTENTS

                                                                                                          Page

                                    ARTICLE 1
                                    THE OFFER

  SECTION 1.01    The Offer..................................................................................2
  SECTION 1.02    Company Action.............................................................................4
  SECTION 1.03    Directors..................................................................................5

                                    ARTICLE 2
                                   THE MERGER

  SECTION 2.01    The Merger.................................................................................7
  SECTION 2.02    Effective Time.............................................................................7
  SECTION 2.03    Closing....................................................................................7
  SECTION 2.04    Effects of the Merger......................................................................7
  SECTION 2.05    Certificate of Incorporation...............................................................7
  SECTION 2.06    Bylaws.....................................................................................8
  SECTION 2.07    Directors and Officers.....................................................................8

                                    ARTICLE 3
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                         CORPORATIONS; EXCHANGE OF CERTIFICATES

  SECTION 3.01    Conversion of Company Common Stock.........................................................8
  SECTION 3.02    Payment for Shares in the Merger...........................................................9
  SECTION 3.03    Stock Options; Special Stock Unit Plan; and Extraordinary Deferred
                  Compensation..............................................................................10
  SECTION 3.04    Adjustments...............................................................................11

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  SECTION 4.01    Organization and Qualification; Subsidiaries..............................................11
  SECTION 4.02    Capitalization............................................................................13
  SECTION 4.03    Corporate Authorization...................................................................13
  SECTION 4.04    Governmental Authorization................................................................14
  SECTION 4.05    Non-contravention.........................................................................14
  SECTION 4.06    SEC Reports; Financial Statements.........................................................15
  SECTION 4.07    Information Supplied......................................................................15



  SECTION 4.08    Absence of Certain Changes or Events......................................................16
  SECTION 4.09    Litigation................................................................................16
  SECTION 4.10    Compliance with Laws......................................................................16
  SECTION 4.11    Taxes.....................................................................................17
  SECTION 4.12    Employee Benefit Plans....................................................................17
  SECTION 4.13    Environmental Matters.....................................................................19
  SECTION 4.14    Intellectual Property.....................................................................20
  SECTION 4.15    Products Liability........................................................................22
  SECTION 4.16    Title and Condition of Properties.........................................................22
  SECTION 4.17    Insurance.................................................................................23
  SECTION 4.18    Certain Contracts.........................................................................23
  SECTION 4.19    Employment Matters........................................................................23
  SECTION 4.20    Finders' Fees.............................................................................23
  SECTION 4.21    Opinion of Financial Advisor..............................................................24
  SECTION 4.22    Voting Requirements.......................................................................24

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  SECTION 5.01    Organization, Standing and Corporate Power................................................24
  SECTION 5.02    Corporate Authorization...................................................................24
  SECTION 5.03    Governmental Authorization................................................................24
  SECTION 5.04    Non-contravention.........................................................................25
  SECTION 5.05    Information Supplied......................................................................25
  SECTION 5.06    Litigation................................................................................25
  SECTION 5.07    Financial Capability......................................................................26

                                    ARTICLE 6
                                    COVENANTS

  SECTION 6.01    Conduct of Business by the Company........................................................26
  SECTION 6.02    Other Actions.............................................................................29
  SECTION 6.03    Shareholder Meeting; Proxy Material; Merger Without Shareholder
                  Meeting...................................................................................29
  SECTION 6.04    Access to Information.....................................................................30
  SECTION 6.05    No Solicitation; Other Offers.............................................................30
  SECTION 6.06    Best Efforts; Notification................................................................32
  SECTION 6.07    Indemnification and Insurance.............................................................35
  SECTION 6.08    Employee Benefits.........................................................................37
  SECTION 6.09    Public Announcements......................................................................38
  SECTION 6.10    Further Assurances........................................................................38
  SECTION 6.11    Notices of Certain Events.................................................................39




  SECTION 6.12    ISRA Procedures...........................................................................40

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

  SECTION 7.01    Conditions to Obligations of Each Party...................................................41

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.01    Termination...............................................................................42
  SECTION 8.02    Effect of Termination.....................................................................43
  SECTION 8.03    Fees and Expenses.........................................................................43
  SECTION 8.04    Amendment.................................................................................44
  SECTION 8.05    Extension; Waiver.........................................................................44
  SECTION 8.06    Procedure for Termination, Amendment, Extension or Waiver.................................44

                                    ARTICLE 9
                                  MISCELLANEOUS

  SECTION 9.01    Non-Survival of Representations and Warranties............................................45
  SECTION 9.02    Notices...................................................................................45
  SECTION 9.03    No Waivers................................................................................46
  SECTION 9.04    Successors and Assigns....................................................................46
  SECTION 9.05    Governing Law.............................................................................47
  SECTION 9.06    Jurisdiction..............................................................................47
  SECTION 9.07    WAIVER OF JURY TRIAL......................................................................47
  SECTION 9.08    Counterparts; Effectiveness; Benefit......................................................47
  SECTION 9.09    Entire Agreement..........................................................................47
  SECTION 9.10    Captions..................................................................................48
  SECTION 9.11    Severability..............................................................................48
  SECTION 9.12    Specific Performance......................................................................48
  SECTION 9.13    Interpretation............................................................................48
  SECTION 9.14    Company Disclosure Memorandum.............................................................49
  SECTION 9.15    Personal Liability........................................................................49
  SECTION 9.16    Obligation of Parent and the Company......................................................49
  SECTION 9.17    Certain Definitions.......................................................................49


                             INDEX OF DEFINED TERMS

  TERM                                                                                                 SECTION

  Acquisition Proposal.................................................................................6.05(d)
  Affiliate............................................................................................9.17(a)
  BC...................................................................................................6.01(c)
  Beneficially.........................................................................................9.17(b)
  Board of Directors...................................................................................1.02(a)
  Business Day.........................................................................................9.17(c)
  Certificates.........................................................................................3.02(a)
  Class A Stock.......................................................................................Recitals
  Class B Stock.......................................................................................Recitals
  Closing.................................................................................................2.02
  Code.................................................................................................4.12(b)
  Company.............................................................................................Recitals
  Company Common Stock.................................................................................1.01(a)
  Company Disclosure Memorandum......................................................................Article 4
  Company Employees....................................................................................6.08(a)
  Company Form 10-K ......................................................................................4.16
  Company SEC Reports..................................................................................4.06(a)
  Company Securities...................................................................................4.02(b)
  Company Shareholder Approval............................................................................4.22
  Company Shareholder Meeting..........................................................................6.03(a)
  Company Stock Option....................................................................................3.04
  Confidentiality Agreement...............................................................................6.04
  Continuing Directors.................................................................................1.03(a)
  Corporate Agent...................................................................................6.07(a)(i)
  DOJ..................................................................................................6.06(b)
  Effective Time..........................................................................................2.02
  Employee Plans.......................................................................................4.12(a)
  Environmental Laws................................................................................4.13(b)(i)
  Environmental Permits............................................................................4.13(b)(ii)
  ERISA................................................................................................4.12(a)
  ERISA Affiliate......................................................................................4.12(c)
  Exchange Act.........................................................................................1.01(a)
  FDA..................................................................................................6.01(c)
  FTC..................................................................................................6.06(b)
  GAAP....................................................................................................5.08
  Governmental Entity.....................................................................................4.04
  GS...................................................................................................1.02(a)
  GS Fairness Opinion..................................................................................1.02(a)
  Hazardous Substance.............................................................................4.13(b)(iii)
  HSR Act.................................................................................................4.04





  HSR/EC Condition.....................................................................................Annex A
  Indemnified Party................................................................................6.07(a)(ii)
  Information Statement...................................................................................4.07
  Initial Expiration Date..............................................................................1.01(a)
  Intellectual Property...................................................................................4.14
  IRS..................................................................................................4.11(b)
  ISRA.................................................................................................6.12(c)
  Knowledge............................................................................................9.17(d)
  Liens...................................................................................................4.01
  Material Adverse Effect.................................................................................4.01
  Merger..............................................................................................Recitals
  Merger Consideration.................................................................................3.01(a)
  Minimum Condition....................................................................................1.01(a)
  NJBCA...............................................................................................Recitals
  NJDEP................................................................................................6.12(c)
  Non-Union Company Employees..........................................................................6.08(a)
  Offer...............................................................................................Recitals
  Offer Completion Date................................................................................6.03(a)
  Offer Documents......................................................................................1.01(c)
  Offer Price.........................................................................................Recitals
  Other Enterprise................................................................................6.07(a)(iii)
  Parent..............................................................................................Recitals
  Parent Expenses......................................................................................8.03(a)
  Paying Agent.........................................................................................3.02(a)
  Payment Fund.........................................................................................3.02(a)
  PCBs.............................................................................................4.13(a)(iv)
  Permits.................................................................................................4.10
  Person...............................................................................................9.17(c)
  Proxy Statement.........................................................................................4.04
  Purchaser...........................................................................................Recitals
  RCRA............................................................................................4.13(b)(iii)
  Remediation Agreement................................................................................6.12(c)
  Schedule 14D-9.......................................................................................1.02(b)
  Schedule TO..........................................................................................1.01(c)
  SEC..................................................................................................1.01(b)
  Securities Act.......................................................................................4.06(a)
  Sensodyne............................................................................................6.01(c)
  Shareholder Agreements..............................................................................Recitals
  Significant Subsidiary   ............................................................................9.17(g)
  Subsidiary..............................................................................................4.01
  Superior Proposal....................................................................................6.05(d)
  Surviving Corporation...................................................................................2.01
  Tax Return...........................................................................................4.11(f)

                                       -v-




  Taxes................................................................................................4.11(f)
  Taxing Authority.....................................................................................4.11(f)
  Termination Fee......................................................................................8.03(b)
  Transactions.........................................................................................1.02(a)
  Unduly Burdensome Condition..........................................................................6.06(g)
  Union Employees......................................................................................6.08(a)

                                      -vi-

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of October 7, 2000, among Block Drug Company, Inc. a New Jersey corporation (the "COMPANY"), SmithKline Beecham plc, a public limited company organized under the laws of England and Wales ("PARENT"), and SB Acquisition Corp., a New Jersey corporation and a wholly-owned subsidiary of Parent ("PURCHASER").

         WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective shareholders for Parent to acquire the Company on the terms and conditions set forth herein;

         WHEREAS, to effectuate the acquisition, it is proposed that Purchaser commence a cash tender offer as it may be amended from time to time as permitted under this Agreement, (the "OFFER") to purchase all of the issued and outstanding shares of Class A and Class B Common Stock, par value $.10 per share, of the Company (the "CLASS A STOCK" and the "CLASS B STOCK", respectively, and collectively, the "COMPANY COMMON STOCK"), in each case, at a purchase price of $53.00 per share (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, to effectuate the acquisition, it is further proposed that following consummation of the Offer, Purchaser will be merged with and into the Company, with (i) the Company continuing as the surviving corporation in the merger; (ii) each outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company being converted into the right to receive the highest per share cash consideration paid pursuant to the Offer; and (iii) the other effects provided herein and set forth in Section 14A:10-6 of the New Jersey Business Corporation Act (the "NJBCA") (the "MERGER");

         WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share in the Offer and the Merger is fair to all holders of such shares and has resolved to recommend that the holders of such shares accept the Offer and adopt this Agreement; and

         WHEREAS, certain stockholders have executed and delivered to Parent agreements pursuant to which they have agreed to take certain actions with respect to the Offer (the "VOTING AND TENDER AGREEMENTS");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1
                                    THE OFFER

         SECTION 1.01 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article 8 and none of the events set forth in ANNEX A hereto shall have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable after the date hereof (but in no event later than the tenth Business Day after the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934 as amended (the "EXCHANGE ACT")), the Offer to purchase any and all of the Company Common Stock, in each case, for the Offer Price, net to the seller in cash, subject to reduction for any applicable withholding taxes and, but only if such payment is to be made other than to the registered holder, any applicable stock transfer taxes payable by such holder. The Offer will be made pursuant to an offer to purchase and related letter of transmittal containing the terms and conditions set forth in this Agreement. The initial expiration date of the Offer shall be the twentieth Business Day from and after the date the Offer is commenced as determined in accordance with Rule 14d-2(a) under the Exchange Act (the "INITIAL EXPIRATION DATE"). The obligation of Purchaser to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject, except as provided in Section 1.01(b), only to the satisfaction of (i) the condition that all of the Shares of Class B Stock and at least a majority of the shares of Class A Stock and Class B Stock (taken together as if a single class) outstanding on a fully-diluted basis (taking into account any shares of Class A Stock and Class B Stock owned by Parent or Purchaser or any affiliate of Parent or Purchaser on the date such shares are purchased pursuant to the Offer) have been validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"), (ii) the condition that (A) any applicable waiting period under the HSR Act shall have expired or been terminated and (B) any required approval under the EC Merger Regulation shall have been received, in each case without the Parent, the Purchaser or the Company being subject to an Unduly Burdensome Condition or the Purchaser or Parent having to submit to any Unduly Burdensome Commitment to any Governmental Entity (the "HSR/EC CONDITION"), and (iii) the other conditions set forth in ANNEX A hereto; provided, however, that Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer (other than the Minimum Condition) in its sole discretion, subject to Section 1.01(b).

                  (b) Without the prior written consent of the Company, neither Parent nor Purchaser will (i) decrease the Offer Price, (ii) decrease the number of shares of Class A Stock or Class B Stock sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Minimum Condition, the HSR/EC Condition and the other conditions set forth in ANNEX A, (v) except as provided below or required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of shares of Class A Stock or Class B Stock. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time, but in no event later than June 30, 2001, if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), one or more of the conditions to the Offer (other than the Minimum Condition to which this clause does not apply) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer or any period required by applicable law; (iii) if all conditions to the Offer other than the Minimum Condition are satisfied or waived, for one or more periods not to exceed ten
(10) Business Days each (but no more than an aggregate of thirty (30) Business Days for all such extensions); or (iv) if all of the conditions to the Offer are satisfied or waived but the number of shares of each class of Company Common Stock validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of shares of each class of Company Common Stock, for one additional period of not less than three (3) nor more than twenty (20) Business Days, provided that Purchaser shall accept and pay for all securities tendered, as soon as reasonably practical, prior to the date of such extension, shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with such extension and shall waive any condition to the consummation of the Merger other than the conditions in Section 7.01(c) that may fail to be satisfied during such extension. In addition, Parent and Purchaser agree that Purchaser shall, if requested by the Company, from time to time extend the Offer if at the Initial Expiration Date (or any extended expiration date of the Offer, including pursuant to this sentence, if applicable), no conditions to the Offer other than the Minimum Condition, the HSR/EC Condition and/or the conditions set forth in clause (a) or clause (b) of ANNEX A shall excuse performance by Purchaser under ANNEX A, until the earlier of twenty (20) Business Days after such previously scheduled expiration date or June 30, 2001. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms and conditions of this Agreement, Purchaser will, and Parent will cause Purchaser to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

                  (c) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the "SCHEDULE TO") with respect to the Offer, which shall contain or incorporate by reference the offer to purchase, and forms of the related letter of transmittal and such other ancillary documents and instruments pursuant to which the Offer will be made (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Purchaser agree that the Offer Documents will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. Parent, Purchaser and the Company each agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser agree to take all steps necessary to cause the Offer

Documents as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Parent and Purchaser agree to provide to the Company and its counsel any comments or other communications which Parent, Purchaser or their counsel may receive from the Staff of the SEC with respect to the Offer Documents promptly after receipt thereof.

         (d) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 1.02 COMPANY ACTION. (a) The Company hereby consents to the Offer and represents and warrants that the board of directors of the Company (the "BOARD OF DIRECTORS"), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer, the Merger and the purchase of shares of Company Common Stock contemplated by the Offer (collectively the "TRANSACTIONS"), are advisable and fair to and in the best interests of the Company and the Company's shareholders, (ii) approved of this Agreement and the Transactions in accordance with the requirements of the NJBCA, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and approve and adopt this Agreement and the Merger. Notwithstanding the foregoing, such recommendation may be withdrawn, modified or amended as permitted by Section 6.05(c). The Company hereby consents to the inclusion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement (if any) of such recommendation of the Board of Directors. The Company represents and warrants that the Board of Directors has received the written opinion (the "GS FAIRNESS OPINION") of Goldman Sachs & Co. ("GS"), stating that as of the date of such opinion, the proposed consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by GS to permit, subject to the prior review and consent by GS (such consent not to be unreasonably withheld), the inclusion of the GS Fairness Opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9. The Company acknowledges that Voting and Tender Agreements have been executed and delivered by holders of a majority of the outstanding shares of Class A Stock and 100% of the outstanding shares of Class B Stock and has also been advised by each of its directors and by each corporate officer who, as of the date hereof, is aware of the Transactions and is not a party to or bound by such Voting and Tender Agreement, that each such person intends to tender pursuant to the Offer all shares of Company Common Stock owned, of record or beneficially, by such person which he or she may sell without liability under Section 16(b) of the Exchange Act, unless the Company's recommendation shall have been withdrawn or materially modified as permitted by Section 6.05(c).

         (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC and disseminate to holders of shares of Company Common

Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendation of the Board of Directors referred to in clause
(iii) of Section 1.02(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D- 9. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-9 to include any information that shall become necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide to Parent and Purchaser and their counsel any comments or other communications which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Parent, Purchaser and the Company each hereby agree to provide promptly such information necessary to preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor will reasonably request.

                  (c) The Company will cause its transfer agent promptly to furnish Parent and Purchaser with a list of the Company's shareholders, mailing labels and any available listings or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories and to provide to Parent and Purchaser such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and each of their affiliates, associates and agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver, and will cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

         SECTION 1.03 DIRECTORS. (a) Promptly following the purchase of and payment for a number of shares of Company Common Stock that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate for election as directors of the Company a number of directors, equal to the next whole number, greater than the product of (i) the total number of directors of the Company constituting the whole Board of Directors (giving effect to any increase in the number of directors in order to comply with this Section 1.03 and (ii) the percentage that the voting power of shares of Company Common Stock beneficially owned by Parent and Purchaser (including shares of Company Common Stock paid for pursuant to the Offer), upon such acceptance for payment, bears to the total voting power of shares of Company Common Stock outstanding, and the Company shall take all action within its power to cause Purchaser's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also, upon request of Parent or Purchaser, use its reasonable best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors other than any such committee of the Board of Directors established to take action under this Agreement and (ii) each board of directors of each Subsidiary of the Company, and each committee thereof, that represents the same percentage as Purchaser's designees represent on the Board of Directors. Notwithstanding the foregoing, in the event that Purchaser's designees are appointed or elected to the Board of Directors the Board of Directors shall at all times until the Effective Time have at least two directors who are directors on the date of this Agreement or otherwise not affiliates of Parent(the "CONTINUING DIRECTORS"); provided that in the event that the number of Continuing Directors shall be reduced below two for any reason whatsoever, the Board of Directors shall cause the person designated by the remaining Continuing Director to fill such vacancy and such person shall be deemed to be a Continuing Director for all purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to full such vacancies who are not officers, directors, employees or affiliates of the Company or Parent or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

         (b) The Company's obligations to appoint Purchaser's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors), as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent and Purchaser shall supply to the Company, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

         (c) Following the election or appointment of Purchaser's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other directors of the Company, shall be required to authorize) any termination of this Agreement by the

Company, any amendment of this Agreement, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of compliance with, or enforcement of, any of the agreements or conditions contained herein, for the benefit of the Company and any material transaction with Parent, Purchaser or any affiliate thereof.

                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.01 THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with applicable law, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION"). Subject to the terms and conditions of this Agreement, Parent and Purchaser agree to use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after (i) the Company Shareholder Meeting or (ii) the purchase by Purchaser pursuant to the Offer of ninety percent (90%) or more of the outstanding shares of both (A) the Class A Stock and (B) the Class B Stock.

         SECTION 2.02 EFFECTIVE TIME. The Merger shall become effective at such time as a certificate of merger in the form of Annex B, attached hereto, duly executed by the Purchaser and the Company is duly filed with the Secretary of State of the State of New Jersey in accordance with the NJBCA or at such later time as may be specified in the certificate of merger (the "EFFECTIVE TIME").

         SECTION 2.03 CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties agree to another time, date or place in writing. At the Closing, subject to satisfaction or waiver of all of the conditions to the Merger set forth in Article 7, the Purchaser and the Company shall cause the certificate of merger to be filed with the Secretary of State in accordance with the NJBCA and make all other filings, if any, required by applicable law in connection with the Merger.

         SECTION 2.04 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

         SECTION 2.05 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, amended and restated pursuant to the certificate of merger.

         SECTION 2.06 BYLAWS. The bylaws of the Company at the Effective Time shall be the bylaws of the Surviving Corporation, amended and restated to be identical to those of the Purchaser.

         SECTION 2.07 DIRECTORS AND OFFICERS. (a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation ; provided that, upon the request of Parent or Purchaser, the Company shall cause any officers of the Company designated by Parent or Purchaser to be removed at the Effective Time.

                                    ARTICLE 3
                       EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         SECTION 3.01 CONVERSION OF COMPANY COMMON STOCK. (a) At the Effective Time by virtue of the Merger and without any other action on the part of the holder thereof:

                           (i) each share of Class A Stock and each share of
                  Class B Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, upon the surrender of the certificate representing such shares the price per share of Company Common Stock paid in the Offer (in each case, the "MERGER CONSIDERATION"); and

                           (ii) each share of common stock of Purchaser
                  outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                           (iii) each share of Company Common Stock that is
                  owned by the Company as treasury shares and all shares of Company Common Stock that are owned, directly or indirectly, by Parent or the Company or any of their respective Subsidiaries shall be canceled and shall cease to exist and shall not be entitled to receive or be converted into the right to receive the Merger Consideration or any other consideration therefor.

                  (b) At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no voting or other rights as, shareholders of the Company, other than to receive the Merger Consideration and any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

         SECTION 3.02 PAYMENT FOR SHARES IN THE MERGER. (a) Prior to the Effective Time, Parent shall appoint an agent (the "PAYING AGENT") reasonably acceptable to the Company for the purpose of exchanging certificates representing shares of Company Common Stock (the "CERTIFICATES") for the Merger Consideration. At or prior to the Effective Time, Parent or Purchaser shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock, cash in immediately available funds sufficient to pay the Merger Consideration to be paid in respect of all shares of Company Common Stock then outstanding, other than those described in Section 3.01(a)(iii) (such cash being hereinafter referred to as the "PAYMENT FUND"); provided, however, that no such deposit shall relieve Parent or Purchaser of its obligations to pay the Merger Consideration pursuant to Section 3.01(a)(i). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of record of shares of Company Common Stock. Earnings from such investment shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of record of shares of Company Common Stock.

         (b) As soon as reasonably practicable after the Effective Time, Parent will cause the Paying Agent to send to each holder of record of shares of Company Common Stock at the Effective Time (other than holders of Shares of Company Common Stock referred to in Section 3.01(a)(iii)) a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent reasonably specifies) and instructions for use in effecting the surrender of Certificate(s) for payment of the Merger Consideration for the shares represented thereby.

         (c) Each holder of record of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of one or more Certificates, together with a properly completed letter of transmittal, the Merger Consideration in respect of each share of Company Common Stock represented by such Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on any amount payable upon surrender of any Certificate.

         (d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

         (e) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article.

         (g) At the Effective Time, the stock transfer books of the Company shall be closed there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

         (h) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (i) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

         SECTION 3.03 STOCK OPTIONS; SPECIAL STOCK UNIT PLAN; AND EXTRAORDINARY DEFERRED COMPENSATION. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each then outstanding option to purchase Class A Stock under any stock option plan or arrangement of the Company (a "COMPANY STOCK OPTION"), shall be fully vested, whether or not vested or exercisable, and after such vesting shall be cancelled. In consideration for the cancellation of each Company Stock Option, the Company shall make a cash payment to the holder at or promptly after the Effective Time of an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Class A Stock over the exercise price of such Company Stock Option, and (ii) the number of shares of Class A Stock covered by such Company Stock Option (to the extent not previously terminated). Payments made in cancellation of Company Stock Options will be subject to applicable tax withholding requirements and will be in full satisfaction of all of the Company's liabilities and obligations under any stock option plan or arrangement of the Company and the Company Stock Options. The Company shall take such actions as may be necessary to provide that, immediately prior to the Effective Time, the accounts of all participants in the Company's Special Stock Unit Plan will be fully vested and cashed out in full satisfaction of all of the Company's liabilities and obligations under such plan and in respect of such awards. The Company shall take such actions as may be necessary to provide that, immediately prior to the Effective Time, all Extraordinary Deferred Compensation Agreements specified in Schedule 4.12 of the Company Disclosure Memorandum will be fully vested and cashed out.

         SECTION 3.04 ADJUSTMENTS. Subject to Section 6.01(b), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure memorandum delivered by the Company to Parent on or prior to the date hereof (the "COMPANY DISCLOSURE MEMORANDUM") or in the Company SEC Reports, as defined in Section 4.06(a) herein, the Company represents and warrants to Parent and Purchaser as follows:

         SECTION 4.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its Significant Subsidiaries, as defined in Section 9.17(g), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or which would prevent or materially delay or materially impair the consummation of the transactions contemplated hereby, PROVIDED, HOWEVER, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of such Person after the date hereof, (ii) changes, events or occurrences in the United States securities markets which are not specific to such Person, (iii) any adverse changes, events, developments or effects (A) arising from or relating to general business or economic conditions which are not specific to such Person and its Subsidiaries, or (B) affecting generally companies in the same business as such Person and its Subsidiaries, except to the extent that such changes, events or developments have an adverse effect on such Person and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable companies, (iv) any failure by such Person to meet internal forecasts or projections or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (v) any adverse change, event, development or effect attributable to the announcement or pendency of the Transactions (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, and (vi) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles. The term "SUBSIDIARY" means as to any Person any corporation or other legal entity of which such Person controls (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Section 4.01 of the Company Disclosure Memorandum lists each Subsidiary of the Company. Unless the context otherwise requires, when used herein "Subsidiary" refers to each Subsidiary of the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificates of incorporation and bylaws (or comparable charter documents, in the case of any foreign subsidiary of the Company) of its Significant Subsidiaries, in each case as amended to the date hereof. All of the outstanding shares of capital stock or other ownership interests of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary, in each case, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than director qualifying shares, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary of the Company or (ii) options or other rights (including, without limitation, any subscriptions, warrants, calls, stock appreciation rights, commitments or agreements of any character) to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary. Other than ownership securities representing an investment of less than $10,000 (at cost), in any publicly traded company and an investment of $100,000 in the aggregate (at cost) and the capital stock or other ownership interests of its

Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 4.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 60,000,000 shares of common stock, $0.10 par value per share, of which 20,000,000 shares have been designated as Class A Stock and 40,000,000 shares have been designated as Class B Stock. As of September 15, 2000 there were outstanding: (1) 14,541,582 shares of Class A Stock; (2) 8,671,372 shares of Class B Stock; and (3) employee stock options to purchase an aggregate of 499,325 shares of Class A Stock. Since September 15, 2000, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company. All shares of Company Common Stock outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Class A Stock issuable upon exercise of outstanding employee stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

                  (b) Except as set forth in Section 4.02(a), there are no outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights (including, without limitation, any subscriptions, warrants, calls, stock appreciation rights, commitments or agreements of any character) to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has adopted a shareholder rights plan or similar plan or arrangement.

                  (c) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote.

                  (d) There are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of the Company or any of the Subsidiaries (i) to which the Company of any its Subsidiaries is a party or (ii) except as set forth in Schedule 4.02(c) of the Company Disclosure Memorandum, to the knowledge of the Company, to which any shareholder who is a party to a Voting and Tender Agreement of the Company, is a party.

         SECTION 4.03 CORPORATE AUTHORIZATION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval, if necessary, of the Merger by the Company's shareholders in accordance with the NJBCA, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval, if necessary, of the Merger by the Company's shareholders in accordance with the NJBCA. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 4.04 GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency, commission or other governmental or regulatory authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and filings pursuant to the EC Merger Regulation and similar applicable competition, merger control, antitrust or other laws, (b) the filing with the SEC of (i) the Schedule 14D-9, (ii) a proxy statement relating to the approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"), if required, and (iii) such reports and information statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the certificate of merger with the New Jersey Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

         SECTION 4.05 NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company does not, and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.04(a), (b) and (c), contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, sublicense, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, Intellectual Property, ownership or license rights or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         SECTION 4.06 SEC REPORTS; FINANCIAL STATEMENTS.

         (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC since April 1, 1999. True, complete and correct copies of all filings including exhibits, made by the Company with the SEC since such date and prior to the date hereof (the "COMPANY SEC REPORTS"), have been furnished or made available to the Parent and the Purchaser. As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act")or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements of the Company included in the Company SEC Reports, in each case: (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and described on Schedule 4.06(b) of the Company Disclosure Memorandum applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which have not been, and are not likely to be, materially adverse to the Company and its Subsidiaries, taken as a whole). Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with U.S. generally accepted accounting principles except (i) liabilities reflected or reserved against or disclosed in the financial statements of the Company and its consolidated Subsidiaries (including the notes thereto) included in the Company SEC Reports, (ii) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) liabilities and obligations incurred since June 30, 2000 in the ordinary course of business consistent with past practice, and (iv) other liabilities and obligations that together with the liabilities described in clause (iii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 4.07 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents,

(b) the Schedule 14D-9, (c) the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT") or (d) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC and first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2000, except as set forth in the Company SEC Reports filed since such date, the Company has conducted its business only in the ordinary course and (a) there has not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (b) the Company has not taken any action that would have been prohibited under Section 6.01(b) hereof.

         SECTION 4.09 LITIGATION. Except as disclosed in the Company SEC Reports, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would prevent or substantially delay any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder (it being understood that this representation shall not include any litigation of the nature described in paragraph (a) of ANNEX A), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         SECTION 4.10 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their respective businesses or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (provided that no representation or warranty is made in this Section 4.10 with respect to Environmental Laws which are covered in
Section 4.13). Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.11 TAXES. (a) The Company and each of its Subsidiaries has filed all income Tax Returns which it has been required to file, has paid all Taxes which have become due and payable by it and has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable, except where the failure to file Tax Returns, pay Taxes or provide adequate reserves for Taxes would not have a Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (c) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement other than between or among themselves.

         (d) None of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal Tax Return.

         (e) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, business, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         SECTION 4.12 EMPLOYEE BENEFIT PLANS. (a) Schedule 4.12 of the Company Disclosure Memorandum lists each material "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each other material employment, severance, consulting, confidentiality, deferred, incentive, fringe benefit, change in control, retention, stock option or other equity based or other compensatory or benefit plan, policy, agreement or arrangement (including, without limitation, any collective bargaining agreement or national agreement governing any terms and conditions of employment) that is (i) maintained, administered, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (an "ERISA Affiliate") or to which the Company or any such Subsidiary or ERISA Affiliate is a party, and (ii)covers any employee or former employee of the Company or any of its Subsidiaries (collectively, the "EMPLOYEE PLANS"). Subject to data protection or other law concerning the disclosure of personal data, the Company has made available to Parent copies of the Employee Plans (and, if applicable, related trust agreements or other funding arrangements) and all material amendments thereto and material written interpretations thereof.

         (b) The Company has delivered or made available to Parent the most recent determination letter, if any, of the IRS relating to each Employee Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and to the knowledge of the Company, no event or condition has occurred or exists since the date of such letter that could be reasonably expected to result in the disqualification of any such plan. Each Employee Plan has been administered in, and is in, compliance with its terms and with the requirements of applicable law, including but not limited to ERISA, the Code, and comparable legislation of a non-U.S. jurisdiction except where the failure so to administer would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         (c) With respect to any Employee Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code or other misconduct has occurred which will cause the Company to incur (directly or indirectly) a liability under ERISA, the Code or comparable legislation of a non-U.S. jurisdiction that would reasonably be expected to have a Material Adverse Effect on the Company. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. All material contributions required to be made under any Employee Plan or any applicable law as of the date hereof have been made or adequately provided for on the Company's financial statements. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan that is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries sponsors or contributes to any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or incurred, or reasonably expects to incur prior to the Effective Time, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or any material liability under Section 4971 or 4980B of the Code or to the Company's knowledge, any material penalty or excise tax under laws of any non-U.S. jurisdiction that in any such case could become or remain a liability of the Company, any of its Subsidiaries, Parent or any

ERISA Affiliate after the Effective Time. Neither the Company nor any of its Subsidiaries contributes or has ever been required to contribute to any "multiemployer plan," as defined in Section 3(37) of ERISA. The assets of the Company are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of the Company to make timely installments or other payments required under Code Section 412 prior to the Effective Time.

         (d) No employee or former employee of the Company or any Subsidiary will become entitled to any material bonus, retirement, severance, job security or other payment, right or benefit (including any increased payment, award or benefit or any acceleration of vesting payment or exercise of any award, amount or benefit) as a result of the transactions contemplated hereby (whether alone or in connection with additional events), and there is no contract, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible by Parent, the Company or any Subsidiary by reason of Sections 280G or 162(m) of the Code.

         (e) With respect to each Employee Plan, where applicable, the Company has provided or made available to Parent, true and complete copies of (i) the most recent IRS Form 5500 filing, (ii) the most recent financial statement, and
(iii) the most recent actuarial report and Form PBGC-1 filing.

         (f) There are no actions, suits, claims or administrative proceedings which have been asserted, instituted (other than routine claims for benefits) or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Employee Plan or against the assets of any Employee Plan which could reasonably be expected to have a Material Adverse Effect.

         (g) Neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan, other than amendments required by law and amendments or incentive awards expressly contemplated by Sections 3.03, 4.08, 4.12, 6.01 or 6.08 of this Agreement or the related Sections of the Company Disclosure Memorandum.

         SECTION 4.13 ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

                  (i) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no action, suit, proceeding or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened, which alleges a violation by the Company or any Subsidiary of the Company of any Environmental Law or seeks to impose liability under any Environmental Law (including, without limitation, Superfund liabilities);

                  (ii) the Company and its Subsidiaries are, and have been during the preceding five years, in compliance with all applicable Environmental Laws and all Environmental Permits;

                  (iii) in connection with the real property owned, operated or leased by the Company, or the Company's activities or operations, no release, emission, or discharge into the environment of Hazardous Substances has occurred or is presently occurring, and no contamination is present, that would require notification, investigation or remediation under any Environmental Law. No Hazardous Substance has been disposed of by the Company except in compliance with applicable Environmental Laws and, to the Company's knowledge, no Hazardous Substance resulting from the Company's activities or operations has been disposed of by any other Person except in compliance with applicable Environmental Laws; and

                  (iv) the Company has made available to Purchaser all assessments, audits, investigations, and sampling or similar reports relating to the environment and the presence or absence of any contamination or release of Hazardous Substances, to the extent applicable to the Company's activities or operations or the real property which it owns, operates or leases.

         (b)  As used herein,

                  (i) "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, regulation, rule, order, decree or requirement relating to: (a) pollution, contamination, cleanup, preservation, protection, or reclamation of the environment; (b) public or employee health or safety; (c) notification, investigation, monitoring, or remediation of, or other response to, a release of Hazardous Substances; or (d) the handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Substances;

                  (ii) "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates or approvals necessary for the operation of the Company or any of its Subsidiaries as currently conducted to comply with all applicable Environmental Laws; and

                  (iii) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent.

         SECTION 4.14 INTELLECTUAL PROPERTY. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports:

         (a) the Company and each of its Subsidiaries owns, controls or is perpetually licensed to use (in each case, free and clear of any Liens or restrictions), all Intellectual Property used in, or necessary for the conduct of, its business as currently conducted or as currently planned to be conducted;

         (b) to the Company's knowledge, the Company and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property;

         (c) no Person has commenced a proceeding challenging or claiming the invalidity or unenforceability of, or contesting the rights of the Company or any Subsidiary to, any Intellectual Property owned or controlled by and/or licensed to the Company or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and

         (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by the Company or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforeceability of such Intellectual Property.

         (e) neither the Company nor any of its Subsidiaries: (A) is a party to any suit, action or proceeding which involves a claim of infringement of, or breach of any license or agreement involving, any Intellectual Property of any third party; or (B) has brought any action, suit or proceeding against any third party for infringement of, or breach of any license or agreement involving, any of the Intellectual Property owned by or licensed to the Company or its Subsidiaries;

         (f) to the Company's knowledge, there are no unauthorized uses, disclosures, infringements or misappropriation of any Intellectual Property owned by, or licensed by or to, the Company or any Subsidiary;

         (g) except as disclosed in Section 4.14 of the Company Disclosure Memorandum or where prohibited or restricted by law, the Company and each of its Subsidiaries has a policy to secure valid written assignments to the Company or such Subsidiary from all consultants and employees who contribute or have contributed to the creation or development of Intellectual Property of all rights to such contributions and Intellectual Property that the Company or such subsidiary does not already own by operation of law;

         (h) subject to subparagraph (g) above, the Company and each of its Subsidiaries believes that it has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the trade secrets and other non-public know-how and proprietary information owned by, or licensed to, the Company or such Subsidiary.

         (i) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, design patents, utility patents, utility models and all divisions, continuations, continuations in part and renewal applications), and any renewals, re-examinations, extensions, confirmations or reissues thereof, and inventors' certificates and invention disclosures in any jurisdiction; nonpublic information, trade secrets, know-how and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

         SECTION 4.15 PRODUCTS LIABILITY. Neither the Company nor any of its Subsidiaries has received any written notice relating to any claim involving any product manufactured, produced, distributed or sold by the Company or any of its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of any implied warranties or representation, other than notices of claims that have been settled or resolved by the Company and its Subsidiaries prior to the date hereof and claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.16 TITLE AND CONDITION OF PROPERTIES. The Company or one of its Subsidiaries (a) has good and marketable title to or a valid leasehold interest under a real property or a capitalized lease in all assets recorded on the Company's balance sheet as of March 31, 2000 included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 (the "COMPANY'S FORM 10-K") or otherwise described in Item 2 of the Company's Form 10-K, free and clear of all Liens, except for (i) assets disposed of in the ordinary course of business consistent with past practice since such date, (ii) Liens disclosed in the Company SEC Reports, (iii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iv) Liens for current Taxes not yet due and payable and (b) has a valid leasehold or other interest in all other assets used by it in its business, except in each case for exceptions to the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All of the improvements on real property and fixtures, machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.17 INSURANCE. All material risks of the Company and its Subsidiaries in respect of their business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are reasonable in the context of the businesses and operations engaged in by the Company and its Subsidiaries. The Company has paid all premiums due under such policies and is not in default with respect to its obligations under any such policies other than any default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.18 CERTAIN CONTRACTS. (a) As of the date hereof, except as set forth in the Company SEC Reports or Schedule 4.18 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contracts or any material non-competition agreements or any other agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area. As used in this Agreement "Material Contract" shall mean a material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC.

                  (b) Neither the Company nor any of its Significant Subsidiaries is, or has any knowledge that any other party thereto is, in default in any respect under any contract, agreement, commitment, arrangement, lease (including with respect to personal property), undertaking or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company, any of its Significant Subsidiaries or any of their respective assets is bound, except for such defaults as have not had and are not reasonably likely to have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         SECTION 4.19 EMPLOYMENT MATTERS. Neither the Company nor any of its Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes, claims of unfair labor practices or industrial or trade disputes in the last five years which, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect on the Company. To the Company's knowledge, there is no work stoppage, strike, collective labor grievance, other collective bargaining dispute or claim of unfair labor practices threatened against or involving the Company or any of its Subsidiaries. To the knowledge of the Company, there is neither a material labor negotiation in progress with any labor union, labor organization, trade union, work council or other employee representative body, nor an organizational effort presently being made or overtly threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

         SECTION 4.20 FINDERS' FEES. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

         SECTION 4.21 OPINION OF FINANCIAL ADVISOR. The Company has received an opinion of Goldman Sachs & Co. to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

         SECTION 4.22 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Stock and Class B Stock, each voting as a separate class (the "COMPANY SHAREHOLDER APPROVAL"), approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser jointly and severally, represent and warrant to the Company that:

         SECTION 5.01 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

         SECTION 5.02 CORPORATE AUTHORIZATION. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity.

         SECTION 5.03 GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form under the HSR Act and pursuant to the EC Merger Regulation and similar applicable competition, merger control, antitrust, investment or other laws, (b) the filing with the SEC of (i) the Offer Documents and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the certificate of merger with the New Jersey Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. Neither Parent nor any of its affiliates or associates (as each such term is defined in Section 14A:10A-3 of the NJBCA) was, at any time since January 1, 1995, an "interested stockholder" (as such term is defined in Section 14A:10A-3 of the NJBCA) of the Company.

         SECTION 5.04 NON-CONTRAVENTION. The execution and delivery of this Agreement by Parent and Purchaser do not and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 5.03(a), (b) and (c), contravene, conflict with or result in any violation or breach of any provision of any law, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument binding upon Parent or Purchaser, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by the Agreement.

         SECTION 5.05 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         SECTION 5.06 LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of the Parent, overtly threatened in writing against or affecting the Parent, any Subsidiary of Parent or Purchaser that would prevent or substantially delay any of the transactions contemplated by this Agreement or otherwise prevent the Parent or Purchaser from performing its obligations hereunder, (it being understood that this representation shall not include any litigation of the nature described in paragraph (a) of Annex A) nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or Purchaser or any Subsidiary of Parent having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         SECTION 5.07 FINANCIAL CAPABILITY. Parent has, or will have prior to the expiration of the Offer, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full for all shares of Company Common Stock (on a fully-diluted basis) validly tendered in the Offer or outstanding at the Effective Time and to pay all fees and expenses payable by it related to the transactions contemplated by this Agreement.

                                    ARTICLE 6
                                    COVENANTS

         SECTION 6.01 CONDUCT OF BUSINESS BY THE COMPANY. (a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its officers and employees.

         (b) Except with the prior written consent of Parent or as contemplated or permitted by this Agreement or as expressly set forth in the Company Disclosure Memorandum, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

                  (i) make, declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than
         (A) regular quarterly cash and stock dividends on the Class A Stock and Class B Stock in amounts and with record and payment dates consistent with past practice and (B) dividends and other distributions paid in the ordinary course of business consistent with past practice by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

                  (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;


                  (iii) directly or indirectly repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

                  (iv) issue, deliver or sell any shares of any class or series of its capital stock (including Company Common Stock), or any securities convertible into or exercisable or exchangeable for shares of any class or series of its capital stock (including Company Common Stock, or any rights, warrants or options to acquire any shares of Company Common Stock), other than issuances pursuant to stock-based awards or options that are outstanding on the date hereof;

                  (v) adopt or implement any amendment to its certificate of incorporation or bylaws or other comparable organizational documents or any plan of consolidation, merger or reorganization or amend the terms of its outstanding securities;

                  (vi) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company, except purchases in the ordinary course of business consistent with past practice;

                  (vii) transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the Company (including in the case of the Company, without limitation, any capital stock in its Subsidiaries), except sales in the ordinary course of business consistent with past practice;

                  (viii) except for the items currently contracted for by the Company and the items contemplated by the Company's capital expenditure budget of $27 million per year, make or agree to make any new capital expenditure or expenditures;

                  (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except for the endorsement of checks in the normal course of business and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly-owned Subsidiary or in accordance with past practice;

                  (x) except as required under any existing collective bargaining agreement, enter into or adopt any new, or amend or renew any existing, Employee Plan, any pension, retirement, profit sharing, fringe or welfare benefit plan, policy, agreement or arrangement or any collective bargaining agreement, other than as required by law;

                  (xi) except to the extent required by any existing collective bargaining agreement or by the terms of written employment agreements as in effect on the date of this Agreement, (A) increase the compensation payable to or to become payable to, or pension or other fringe benefits or perquisites to its present or former directors, employees, officers or consultants, except for increases in the ordinary course of business consistent with past practice in salaries or wages of present employees who are not executive officers of the Company or any of its Subsidiaries, or (B) accelerate the vesting, funding or payment of any compensation payment or benefit;

                  (xii) enter into any contracts of employment (other than contracts terminable by the Company without liability immediately following the Closing) or any severance, retention, consulting, change in control or similar agreement except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $250,000;

                  (xiii) adopt any change, other than as required by the SEC, changes in U.S. generally accepted accounting principles or applicable law, in its accounting policies, procedures or practices;

                  (xiv) (A) make any Tax election, (B) settle or compromise any material income Tax liability or (C) change any of its methods of reporting material items of income and deductions for Tax purposes from those employed in the preparation of the Tax Returns of the Company for the taxable years ending March 31,1999 and March 31, 2000, except as required by changes in law or regulation;

                  (xv) pay, discharge, settle or satisfy any claims, litigation, arbitration, liabilities or other controversies (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

                  (xvi) (A) notwithstanding clause (B) of this Section 6.01(b)(xvi) or any other provision of this Section 6.01(b), enter into or terminate any contract, agreement, or arrangement providing for the distribution by third parties of the Company's products in Germany or Japan or distribution of products of third parties by the Company, whether such agreement is characterized as an agency, commission or distribution agreement, or (B) except in the ordinary course of business or as otherwise permitted by this Section 6.01(b), (x) enter into any material lease, contract or agreement, (y) modify, amend or terminate any material lease, contract or agreement to which the Company or any of its Subsidiaries is a party, or (z) waive, release or assign any material rights or claims;

                  (xvii) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or loss payable payee to be canceled or terminated;

                  (xviii) take, or agree to take, any action that would materially impair the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; or

                  (xix) agree or commit to do any of the foregoing.

         (c) From and after the date hereof until the Effective Time, the Company shall (i) provide reasonable prior notice to the Parent of any proposed meeting, contact or communication, written or oral, with the Federal Drug Administration (the "FDA") or any other competent regulatory authority having jurisdiction over the Company's products, including, without limitation, any application or monograph with respect to the product "BC" or "Sensodyne," (ii) provide the Parent with a copy of any proposed written communication with the FDA or any other such authority, and (iii) at the request of the Parent, allow representatives of the Parent to participate in any such meeting, contact or communication, or in the case of any written communication, review and comment on such communication.

         SECTION 6.02 OTHER ACTIONS. The Company, Parent and Purchaser shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of their respective representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue so as to have, individually or in the aggregate, a Material Adverse Effect or (iii) any of the conditions to the Offer set forth in ANNEX A or to the Merger set forth in Article 7 not being satisfied (subject to the Company's right to take action specifically permitted by Section 6.05).

         SECTION 6.03 SHAREHOLDER MEETING; PROXY MATERIAL; MERGER WITHOUT SHAREHOLDER MEETING. (a) If required by applicable law to consummate the Merger, the Company shall cause a meeting of its shareholders (the "COMPANY SHAREHOLDER MEETING"), to be duly called and held as soon as practicable following the date on which the Purchaser completes the purchase of shares of Company Common Stock pursuant to the Offer (the "OFFER COMPLETION DATE"), for the purpose of voting on the approval and adoption of this Agreement and the Merger. At the Company Shareholder Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Purchaser or any of their Subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of the Class A Stock and ninety percent (90%) of the outstanding shares of Class B Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Company Shareholder Meeting in accordance with Section 14A:10-5.1 of the NJBCA.

         (b) The Company will, if required and at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         SECTION 6.04 ACCESS TO INFORMATION. (a) From the date hereof until the Effective Time and subject to applicable law the Company shall and shall cause its Subsidiaries to (i) give Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives (A) such financial and operating data and other information as such Persons may reasonably request (B) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal, state, local and foreign securities laws and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this section shall be conducted upon reasonable notice to the Company, during regular business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

         (b) Except as required by law, Parent will hold, and will cause its officers, directors, employees, accountants, counsel, consultant, advisors and agents to hold, in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its affiliates in connection with the transactions contemplated by this Agreement to the extent required by and in accordance with the terms of the Confidentiality Agreement dated July 7, 2000 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

         SECTION 6.05 NO SOLICITATION; OTHER OFFERS. (a) The Company shall not, and shall not permit any of its Subsidiaries to, and shall use its best efforts to ensure that its officers, directors or employees, or any investment bankers, consultants or other agents retained by it or any of its Subsidiaries do not solicit, initiate, encourage the submission of any Acquisition Proposal or engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. The Company will notify Parent within 48 hours of receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making or considering making or who has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing including the terms and conditions of any such Acquisition Proposal or request. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information concerning the Company and its Subsidiaries in the possession of such Persons and their affiliates, representatives and advisors. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's shareholders if, in the good faith judgment of the majority of the disinterested members of the Board of Directors of the Company, failure to so disclose would be inconsistent with applicable law.

         (b) Notwithstanding the first sentence of Section 6.05(a), the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of this
Section 6.05, (ii) a majority of the Board of Directors of the Company reasonably determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and (iii) such Person executes a confidentiality agreement in substantially the form of the Confidentiality Agreement (including the standstill provisions).

         (c) Except as permitted by the second sentence of this Section 6.05(c), neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. The Board of Directors of the Company shall be permitted (i) not to recommend to its shareholders acceptance of the Offer and/or approval and adoption of this Agreement and the Merger, (ii) to withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders referred to in Section 1.02 hereof, (iii) approve or recommend any Superior Proposal or (iv) terminate this Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (w) the Company has complied with the terms of this Section 6.05, (x) the Company has received an Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, and (z) no such action is taken earlier than the third full Business Day following Parent's receipt of written notice of the intention of the Company's Board of Directors to do so.

         (d) For purposes of this Agreement:

                  "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 51% of the voting power of the Company, or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by this Agreement.

                  "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal which (i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is more favorable to the Company's shareholders (in their capacities as shareholders) from a financial point of view than the Offer and Merger; and (ii) any conditions to such Acquisition Proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for such Acquisition Proposal, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably available to the Person making such Acquisition Proposal.

         SECTION 6.06 BEST EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps (subject to Section 6.06(g)) as may be necessary to avoid an action or proceeding by any Governmental Entity and for the avoidance of doubt, this shall include an obligation on Parent and Purchaser to use their best efforts to submit all necessary commitments, including commitments to divest, to any Governmental Entity, save that Parent and Purchaser's obligation to use their best efforts to submit all necessary commitments (as described in this Section 6.06(a)) shall not extend to the submission of a commitment which would constitute an Unduly Burdensome Commitment or the acceptance of an Unduly Burdensome Condition, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or the other transactions contemplated by this Agreement, use their best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Nothing herein shall limit or affect the Company's taking actions specifically permitted by Section 6.05(b) and (c).

         (b) In furtherance and without limiting the above provisions, each of the Company and Parent shall, as promptly as practicable following the execution and delivery of this Agreement, (i) file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report required by the HSR Act (but in no event later than ten (10) Business Days after the date of this Agreement), (ii) file with the European Commission under the EC Merger Regulation, the notification required by the EC Merger Regulation (but in no event more than twenty eight (28) days after the date of this Agreement) and (iii) file with the relevant Governmental Entities in other jurisdictions, all other antitrust filings, if any, required for consummation of the transactions contemplated hereby under any applicable laws and regulations and, in each case, any supplemental information requested in connection therewith pursuant to the HSR Act and the EC Merger Regulation or such other laws or regulations. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation and other relevant law or regulation. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the EC Merger Regulation and other relevant law or regulation. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the European Commission or any other Governmental Entity, and shall comply promptly with any such inquiry or request. Each of Parent and the Company shall use its best efforts and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable law or regulation and the clearance decision under the EC Merger Regulation and other applicable law or regulation as soon as practicable, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement.

         (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.06(a) and 6.06(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law, each of the parties shall cooperate in all respects with each other and use its respective best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

         (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law, each of the Company and Parent shall use its best efforts to resolve any such objections or challenge such Governmental Entity or private party may have to such transactions so as to permit consummation of the transactions contemplated by this Agreement.

         (e) Parent and Purchaser, on the one hand, and the Company, on the other hand, each hereby agrees promptly to provide such information necessary to the preparation of the Offer Documents and the Schedule 14D-1, respectively, which the respective party responsible therefor shall reasonably request.

         (f) The existence of the conditions set forth in Section 7.01 and clauses (a) and (b) of ANNEX A shall not limit or diminish Parent's or Purchaser's obligations pursuant to this Section 6.06 or relieve Parent or Purchaser of any liability or damages that may result from its breach of its obligations under this Section 6.06.

         (g) Nothing in this Section 6.06 or elsewhere in this Agreement shall require Purchaser or Parent to agree to any Unduly Burdensome Condition or to submit any Unduly Burdensome Commitment to any Governmental Entity in order to secure any approval from, or in order to resolve any objection or challenge that may be asserted by the FTC, the DOJ, the EC, any other Governmental Entity or any private party with respect to the Offer, the Merger or any of the other transactions contemplated hereby. For purposes of this Agreement "Unduly Burdensome Condition" and "Unduly Burdensome Commitment" shall mean (i) the imposition of conditions or the submission of commitments to any Governmental Entity or (ii) the requirement of divestitures or the submission of commitments to any Governmental Entity involving the making of divestitures that, in the case of clauses (i) and (ii), would, individually or in the aggregate, if offered or complied with, be reasonably likely to have a Material Adverse Effect on the Company or a Material Adverse Effect on the Parent; PROVIDED, HOWEVER, for the avoidance of doubt, it is agreed by the Company and the Parent that any conditions or requirements for divestitures or the commitments submitted to any Governmental Entity including commitments to make divestitures that would, individually or in the aggregate, had the same been in effect or have been completed by, or complied with from and after the beginning of the most recently concluded fiscal year of the Company or the Parent, as the case may be, reasonably be expected to have resulted in a reduction of U.S. $30 million or more (at currency rates used by the Company in preparing its financial statements for the fiscal year ended March 31, 2000) in net sales of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, in each case for the most recently concluded fiscal year of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, from the net sales of the Company and its consolidated Subsidiaries, or the Parent and its consolidated Subsidiaries, as the case may be, as reported in the financial statements of the Company and its consolidated Subsidiaries, or the Parent and its Subsidiaries, as the case may be, would constitute an Unduly Burdensome Condition or Unduly Burdensome Commitment. For the avoidance of doubt, it is also agreed by the Company and the Parent that any conditions or requirement for divestitures that would, for or by the Company, the Parent and their respective Subsidiaries in the aggregate, had the same been in effect or have been completed by, or complied with from and after the beginning of the most recently concluded fiscal year of the Company or the Parent, as the case may be, reasonably be expected to have resulted in a reduction of less than U.S. $30 million (at currency rates used by the Company in preparing its financial statements for the fiscal year ended March 31, 2000) in net sales of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, in each case for the most recently concluded fiscal year of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, from the net sales of the Company and its consolidated Subsidiaries, or the Parent and its consolidated Subsidiaries, as the case may be, as reported in the financial statements of the Company and its consolidated Subsidiaries, or the Parent and its Subsidiaries, as the case may be, would not constitute an Unduly Burdensome Condition or an Unduly Burdensome Commitment.

         SECTION 6.07 INDEMNIFICATION AND INSURANCE. (a) The Company shall (to the fullest extent permitted by the NJBCA and regardless of whether the Merger becomes effective), and after the Effective Time, the Parent shall cause the Surviving Corporation to (to the fullest extent permitted by the NJBCA and subject to Section 6.07(d)), indemnify, defend and hold harmless each Corporate Agent against all reasonable costs, disbursements and attorneys' fees, and any and all amounts in satisfaction of settlements, judgments, fines and penalties, incurred or suffered by such Corporate Agent in connection with any civil, criminal or arbitrative, suit, action, proceeding or investigation by reason of his or her being or having been such a Corporate Agent prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement). The Company's obligation under this Section 6.07(a) shall continue for a period of six years following the Effective Time; provided, however, that if any claims is asserted or any situation, proceeding or investigation commenced within such six-year period, all rights to indemnification with respect thereto shall continue until the final disposition thereof, including appeals as used herein.

         (i) "CORPORATE AGENT" shall mean any person who is or was at any time prior to and including the Effective Time (A) a director, officer, employee or agent of the Company, or (B) a director, officer, trustee, employee or agent of any Other Enterprise, serving as such at the request of the Company, or the legal representatives of any such director, officer, trustee, employee or agent.

         (ii) "INDEMNIFIED PARTY" shall mean individually, and "INDEMNIFIED PARTIES" shall mean collectively, the person or persons entitled to be indemnified, defended and held harmless under this Section 6.07 or the legal representative of such person or persons.

         (iii) "OTHER ENTERPRISE" shall mean any domestic or foreign corporation, other than the Company, and any partnership, joint venture, sole proprietorship, trust, or other enterprise (including any employee benefit plan), whether or not for profit, served by a Corporate Agent.

         (b) Parent and Purchaser agree that all rights to indemnification existing in favor of the Indemnified Parties of the Company or any of its Subsidiaries as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and its Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified and shall contain indemnification and exculpation provisions which are no less favorable to the Indemnified Parties than those provisions contained in the Company's certificate of incorporation and bylaws as in effect immediately prior to the date of this Agreement in any manner adverse to persons who, as of the date hereof, are Indemnified Parties, without the prior written consent of such persons, for a period of six years from and after the Effective Time.

         (c) For six years after the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, policies of directors and officers' liability insurance comparable to those currently maintained by the Company for the benefit of persons currently covered by the Company's directors' and officers' liability insurance policies with respect to matters occurring prior to the Effective Time (except to the extent any provisions in such insurance are no longer generally available in the market), provided that in no event shall the Surviving Corporation be required in order to maintain such directors' and officers' liability insurance policies to expend in any one year an amount in excess of 200% of the aggregate annual premiums currently paid by the Company for such insurance (the Company represents that the annual premium is currently approximately $94,000), and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall only be obligated to obtain as much coverage as can be obtained for a cost not exceeding such amount.

         (d) In the event of any suit, action, proceeding or investigation referred to in Section 6.07(a) above, (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation; provided, however, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.07(d) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

         (e) In the event Parent, the Surviving Corporation or any of their successors or assigns merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 6.07(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

         (f) This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         SECTION 6.08 EMPLOYEE BENEFITS. (a) For at least two years from and after the Effective Time, Parent shall provide or cause to be provided to the individuals who, immediately prior to the Effective Time, are employed by the Company or any Subsidiary ("Company Employees") compensation opportunities (consisting of base pay, commissions, bonus opportunities) and employee benefits that are comparable, in the aggregate, to the compensation and the benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities) provided under the Employee Plans by the Company and its Subsidiaries to Company Employees immediately prior to the Effective Time in the ordinary course of business and not in contemplation of the transactions contemplated by this Agreement. The preceding sentence shall not preclude the Parent or the Surviving Entity or its Subsidiaries at any time following the Effective Time from terminating the employment of any Company Employee and shall, subject to the provisions of any Employee Plan, require such compensation opportunities to be continued to any such Company Employee only during his or her period of employment, so long as any such terminated employee receives severance and other termination benefits upon or in connection with such termination in an amount which is at least equal to the severance and other termination benefits which would have been provided to such employee if his or her employment had been terminated for the same reason immediately prior to the Effective Time (determined with regard to the applicable severance and other policies of the Company and its Subsidiaries described on Section 6.08(a) of the Company Disclosure Memorandum). Nothing contained herein shall be construed to limit, the rights and obligations of the Company, any Subsidiary of the Company and any current or former employee or other personnel (and where applicable, the dependents and beneficiaries of any such employees or other personnel) under, each Employee Plan.

                  (b) Each Company Employee shall be given full credit for all service with the Company and its Subsidiaries and their respective predecessors under any plans or arrangements providing vacation, sick pay, severance, retirement, pension or retiree welfare benefits maintained by Parent or the Surviving Corporation or any of their respective affiliates in which such Company

Employees participate for all purposes that such service was recognized under any similar Employee Plan or other plan or arrangement in effect immediately prior to the Effective Time (other than for benefit accrual purposes); provided, however, that any benefit provided under such plans and arrangements maintained by Parent or the Surviving Corporation or any of their respective affiliates in respect of any period of service prior to the Effective Time may be reduced in amount by the benefit accrued by such Company Employee under any similar Employee Plan in respect of the same period of service.

         (c) In the event of any change in the welfare benefits provided to Company Employees following the Effective Time that become effective in the plan year that includes the Effective Time, Parent shall or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such welfare benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and (ii) credit each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change for the relevant plan year.

         (d) Without limiting any of its other obligations hereunder, Parent shall cause all of the individual agreements listed in Section 4.08(1)(A) and
(B) of the Company Disclosure Memorandum to be honored in accordance with their terms and shall assume the obligations of the Company and its Subsidiaries thereunder. If Parent elects to terminate or cause the termination of the Company's Employee Scholarship Program, then Parent shall honor the commitments made under the Program with respect to the remaining period of the covered education of those individuals who are affected by such termination.

         (e) Company and Parent shall give each other such assistance as either may reasonably require in order to ensure compliance prior to the Effective Time with any applicable law relating to any transfer of Company Employees to Parent, including, without limitation, any collective consultation, information provision or other statutory obligations and requirements.

         (f) The Contracts (Rights of Third Parties) Act 1999 will not apply to this Section 6.08.

         SECTION 6.09 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld).

         SECTION 6.10 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 6.11 NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

         (a) any representation or warranty made by it contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification) which becomes untrue or incorrect in any respect that individually or in the aggregate (when taken together with all other representations and warranties that are untrue or incorrect) has had or would be reasonably expected to have a Material Adverse Effect;

         (b) the failure by it to perform, or comply with, in any material respect any of its obligations, covenants, or agreements contained in this Agreement and such failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

         (c) the Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by the Company, of their respective representations, warranties or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (a) or (b) above;

         (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (e) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

         (f) any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; or

         (g) the occurrence of any other event which would reasonably be likely to have a Material Adverse Effect on the Company or cause any condition set forth in ANNEX A hereto to be unsatisfied in any material respect at any time prior to consummation of the Offer;

provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.12               ISRA PROCEDURES.

         (a) At its own cost and expense, the Company shall comply with all obligations pursuant to ISRA resulting from the transactions contemplated by this Agreement required to be complied with prior to the Effective Time. At the Company's option, Company may seek a determination from NJDEP that compliance with ISRA is not required by reason of the transactions contemplated by this Agreement, in the form of an application for a letter of ISRA nonapplicability or deferral (an "LNA") for each facility or place of business in New Jersey owned or operated by the Company. If NJDEP approves an LNA for any site, the LNA shall fulfill any liability of the Company for compliance with the provisions of this Agreement to ISRA for such site (a "SITE"). If an LNA is denied for any Site or the Company elects not to seek an LNA for any Site, then the Company shall seek and make all filings necessary to obtain prior to Closing NJDEP approval of a remediation agreement (as the term is used in ISRA) with respect to such Site (a "REMEDIATION AGREEMENT"). The terms of any Remediation Agreement entered into for a Site shall obligate the Company after the Effective Time to satisfy the requirements of ISRA triggered by the Merger, and otherwise to investigate and remediate the Site. NJDEP and the Company shall sign any such Remediation Agreement prior to the Effective Time, and the Company will provide or commit to provide any required remediation funding source. The Company shall provide Purchaser with drafts of all submissions to NJDEP regarding ISRA exemption or compliance at least three (3) business days in advance of submission to NJDEP for review and approval by Parent or its designee, which approval shall not be unreasonably withheld. From time to time, at the Company's request, the Purchaser and the Parent shall execute such documents and take all other lawful action as the Company may reasonably request to assist the Company in obtaining an LNA or a Remediation Agreement as contemplated hereby.

         (b) Purchaser expressly waives any and all rights under ISRA and the Solid Waste Management Act to void this Agreement and/or any of the transactions contemplated hereby on, before or after the Effective Time. Further, in no event shall any officer, director, shareholder or employee of the Company have any liability to Parent, Purchaser or the Company for the costs of compliance with ISRA or any Remediation Agreement.


         (c) As used herein,

                  (i) "ISRA" means collectively, New Jersey's Industrial Site Recovery Act, N.J.S.A. ss.13:1K-6 ET SEQ. and the Brownfield and Contaminated Site Remediation Act f/k/a the Hazardous Discharge Site Remediation Site Act, N.J.S.A. ss.58:10B-1 ET SEQ., both as amended, and all applicable regulations, orders or directives adopted thereunder or pertaining thereto.

                  (ii) "NJDEP" means the New Jersey Department of Environmental Protection, and its successors.

                  (iii) "REMEDIATION AGREEMENT" shall have the meaning ascribed to it in Section 6.12 of this Agreement.

                                    ARTICLE 7
                            CONDITIONS TO THE MERGER

         SECTION 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

         (a) Purchaser shall have purchased shares of Company Common Stock pursuant to the Offer; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

         (b) if required by applicable law, this Agreement shall have been approved and adopted by the required vote of the shareholders of the Company in accordance with the NJBCA;

         (c) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used best efforts (subject to Section 6.06(g)) to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

         (d) the HSR/EC Condition shall be satisfied; and

         (e) if the Company has not sought and obtained an LNA for any Site, approval of a Remediation Agreement covering such Site must have been obtained from NJDEP in the customary form.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01 TERMINATION. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the
Company:

         (a) by mutual written consent of Parent, Purchaser and the Company;

         (b) by either the Company (by action of the Continuing Directors only following the purchase of shares of Company Common Stock pursuant to the Offer) or Parent:

                  (i) if any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (ii) if (x) the Offer shall have expired without any Company Common Stock being purchased therein or (y) Parent or Purchaser shall not have accepted for payment all Company Common Stock tendered pursuant to the Offer by June 30, 2001, provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser to purchase the Company Common Stock pursuant to the Offer on or prior to such date;

         (c) by the Company:

                  (i) if Parent and/or Purchaser fails to commence the Offer as provided in Section 1.01 hereof; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to (A) cause a Material Adverse Effect on the Company or (B) prevent or materially hinder or delay the purchase of the Company Common Stock pursuant to the Offer or the Merger;

                  (ii) in connection with entering into a definitive agreement as permitted by the second sentence of Section 6.05(c), provided (A) that the relevant Acquisition Proposal is a Superior Proposal, (B) that the Company has complied with all provisions of Section 6.05, including the notice provisions therein, and (C) that the Company makes simultaneous payment of the Termination Fee and Parent Expenses; or

                  (iii) if Parent or Purchaser shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable;

                  (d)      by Parent:

                  (i) if due to an occurrence, not resulting from a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in ANNEX A hereto, Parent or Purchaser shall have failed to commence the Offer on or prior to ten Business Days following the date of the initial public announcement of the Offer;

                  (ii) if prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of ANNEX A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

                  (iii) if, whether or not permitted to do so, (A) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal, including a Superior Proposal entered into in accordance with the second sentence of Section 6.05(c) of this Agreement.

         SECTION 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 6.04(b), this Section 8.02, Section 8.03, and Article 9 and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03 FEES AND EXPENSES. (a) All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

         (b) The Company shall promptly pay, or cause to be paid, to Parent a fee equal to $25 million (the "TERMINATION FEE"), payable in same day funds, if this Agreement is terminated (x) by Parent or Purchaser pursuant to Section 8.01(d)(iii) at any time after an Acquisition Proposal has been made to the Company or its shareholders or (y) by the Company pursuant to Section 8.01(c)(ii).

         (c) In addition, whenever a Termination Fee is paid to Parent, the Company shall promptly reimburse Parent, or cause Parent to be reimbursed, for all Parent Expenses, up to a maximum of $5 million. For purposes of this Agreement, the term "PARENT EXPENSES" means all documented reasonable out-of-pocket expenses incurred by the Parent and its affiliates in connection with or arising out of the Offer, the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, lead banks, dealer-managers and information agents, fees and expenses of counsel, accountants and consultants, commitment fees, underwriting fees and all printing and mailing costs), regardless of when those expenses are incurred.

         (d) Any Termination Fee and reimbursement of Parent Expenses shall be paid by wire transfer of same day funds to an account designated by Parent within two Business Days after a demand for payment by Parent following termination of this Agreement, provided that in the event of a termination of the Agreement under Section 8.01(c)(ii), the Termination Fee and reimbursement of Parent Expenses shall be paid as therein provided as a condition to the effectiveness of such termination.

         SECTION 8.04 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after any required approval of the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.06 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section
8.05 shall, in order to be effective, require in the case of Parent, Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in

Section 1.03, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors of the Company shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement, (iv) take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws or (v) take any action that would adversely affect the rights of the shareholders of the Company or the holders of options with respect to the transactions contemplated hereby.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Parent or Purchaser, to:

                           SmithKline Beecham plc
                           One New Horizons Court
                           Brentford, Middlesex TW89EP
                           England
                           Attention: General Counsel
                           Fax: 011-44-208-975-2040

                           with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 1004
                           Attention: James F. Munsell
                           Fax: (212) 225-3999
                           and to:

                           SB Acquisition Corp.
                           c/o SmithKline Beecham Corporation
                           One Franklin Plaza
                           200 North 16th Street (FP 2360)
                           Philadelphia, PA 19101
                           Fax: (215) 751-3935

                  if to the Company, to:

                           Block Drug Company, Inc.
                           257 Cornelison Avenue
                           Jersey City, New Jersey  07302
                           Attention:  General Counsel
                           Fax: (201) 333-6124

                           with a copy (which shall not constitute notice) to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, New York 10103
                           Attention:  William Bush, Esq.
                           Fax: (212) 318-3400

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

         SECTION 9.03 NO WAIVERS. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Purchaser of its obligations hereunder.

         SECTION 9.05 GOVERNING LAW. Except as required by mandatory provisions of the NJBCA, this Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         SECTION 9.06 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York, and each of the parties hereby expressly submits to the jurisdiction and venue of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party irrevocably consents to the service of process in any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof, by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.02, such service to become effective 10 days after mailing.

         SECTION 9.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.08 COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as expressly provided in Section 6.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including any employee of the Company or any of its Subsidiaries) other than the parties hereto and their respective successors and assigns. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

         SECTION 9.09 ENTIRE AGREEMENT. This Agreement, the Company Disclosure Memorandum, the Voting and Tender Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement

         SECTION 9.10 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 9.11 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.13 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

         SECTION 9.14 COMPANY DISCLOSURE MEMORANDUM. The Company Disclosure Memorandum referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. Except where reference is made to the Company Disclosure Memorandum in Article 6, any matter disclosed in all applicable locations throughout the Company Disclosure Memorandum to the extent that, based upon a reasonable review of the Company Disclosure Memorandum by someone familiar with this Agreement, its applicability would be readily apparent. No disclosure in the Company Disclosure Memorandum shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

         SECTION 9.15 PERSONAL LIABILITY. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company or any Subsidiary of the Company.

         SECTION 9.16 OBLIGATION OF PARENT AND THE COMPANY. Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action and a guarantee of the performance thereof. Whenever this Agreement requires the Surviving Corporation to take any action, from and after Offer Completion Date, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action and a guarantee of the performance thereof. Whenever this Agreement require a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and a guarantee of the performance thereof.

         SECTION 9.17 CERTAIN DEFINITIONS. As used in this Agreement:

         (a) The term "AFFILIATE," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "controlling," "controlled by," "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

         (b) A Person will be deemed to "BENEFICIALLY" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

         (c) The term "BUSINESS DAY" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.

         (d) The term "EC MERGER REGULATION" shall mean Regulation 4064/899/EC concerning the control of concentrations between undertakings adopted by the Council of European Communities on December 21, 1989, as amended.

         (e) The term "KNOWLEDGE" or any similar formulation of "KNOWLEDGE" shall mean, with respect to the Company, the actual knowledge of the Company's executive officers, and with respect to the Parent, the actual knowledge of the Parent's executive officers.

         (f) The term "PERSON" shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entities.

         (g) The term "SIGNIFICANT SUBSIDIARIES" shall include Block Drug Company (Japan), Inc., Stafford-Miller (Ireland) Limited, Stafford-Miller Limited (UK), Stafford-Miller Limited - Australian Branch, Block Drug Company, Inc. - German Branch, Reedco, Inc., Dentco, Inc. Block Drug Company (Canada) Limited Stafford-Miller Continental, NA-SA (which includes Laboratories Stafford-Miller S.A.R.L. (France)), Stafford-Miller Industria Ltda. (Brazil) and Stafford- Miller S.r.l. (Italy).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        SMITHKLINE BEECHAM PLC,
                                               Parent


                                        By: /s/ John B. Ziegler
                                           ------------------------------
                                           Name: John B. Ziegler
                                           Title: Attorney-in-Fact

                                        SB ACQUISITION CORP.,
                                               Purchaser


                                        By: /s/ John B. Ziegler
                                           ------------------------------
                                               Name:  John B. Ziegler
                                               Title: Chairman

                                        BLOCK DRUG COMPANY, INC.


                                        By: /s/ James A. Block
                                           ------------------------------
                                               Name: James A. Block
                                               Title: Chairman

                                                                       ANNEX A

                             CONDITIONS TO THE OFFER

         Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger (the "AGREEMENT") of which this Annex A is a part. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares of Company Common Stock and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares of Company Common Stock and (except as provided in the Agreement) amend or terminate the Offer if (i) there are not validly tendered (and not properly withdrawn) prior to the expiration date for the Offer that number of shares of Company Common Stock which, when added to any such shares owned by Parent or any of its affiliates, will at least satisfy the Minimum Condition, (ii) the HSR/EC Condition has not been satisfied or (iii) at any time on or after the date of the Agreement and before the expiration date of the Offer, any of the following events shall have occurred and be continuing:

                  (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity that has a reasonable likelihood of success (i) challenging or seeking to make illegal, materially delay or otherwise, directly or indirectly prohibit the making of the Offer, the acceptance for payment of any Company Common Stock by Parent or Purchaser, or the consummation of the Merger or (ii) seeking to require divestiture by Parent or Purchaser of any Company Common Stock; or

                  (b) there has been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity that results in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above; or

                  (c) the Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives the Parent or Purchaser the right to terminate the Agreement or not consummate the Merger; or

                  (d) (i) any representation or warranty of the Company contained in the Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification), shall not be true in any respect that, individually or in the aggregate (when taken together with all other representations and warranties are not true and correct), has had or would reasonably be likely to have a Material Adverse Effect on the Company, as of the date of determination, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), provided that such breaches are incapable of being cured or have not been cured prior to the Initial Expiration Date (or such later date upon which the Offer shall expire in accordance with Section 1.01(b) of the Agreement); or

                  (e) the Company shall have failed to perform or comply with, any of its obligations, covenants or agreements contained in the Agreement, and such failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, provided that such failures to perform are incapable of being cured or have not been cured prior to the Initial Expiration Date (or such later date upon which the Offer shall expire in accordance with Section 1.01(b) of the Agreement); or

                  (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof; or

                  (g) the Board of Directors of the Company or any committee thereof, (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Agreement or (ii) shall have resolved to do any of the foregoing;

                  (h) the Company or any of its Subsidiaries (or the Board of Directors, or any committee thereof) shall have approved, recommended, authorized, or proposed any Acquisition Proposal, or has resolved to do any of the foregoing; or

                  (i) there shall have occurred and be continuing any event occurrence, development or state of circumstances that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect provided that such Material Adverse Effect is incapable of being cured or has not been cured prior to the Initial Expiration Date (or such later date upon which the Offer shall expire in accordance with Section 1.01(b) of this Agreement).

         which in the good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, and provided that Purchaser and Parent have performed all of their respective obligations under Section 6.06 herein, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Company Common Stock.

                  The foregoing conditions (x) are for the sole benefit of Parent and Purchaser and, (y) may be asserted by Parent and Purchaser, and except for the Minimum Condition, subject to the terms of the Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time.
 Any determination by Parent or Purchaser to terminate the Offer will be final and binding, but shall not affect any rights of any party under the Agreement. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered shares of Company Common Stock, the Parent and Purchaser will either promptly pay for such Company Common Stock or promptly return such Company Common Stock. Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

                                                                       ANNEX B

                             FORM OF PLAN OF MERGER

                              CERTIFICATE OF MERGER

                                       OF

                            BLOCK DRUG COMPANY, INC.


                                       AND

                          ----------------------------

                      Pursuant to Section 14A:10-5.1 of the
                       New Jersey Business Corporation Act

                         *******************************
                                  Dated: , 2000


                  The undersigned corporation, having adopted an Agreement and Plan of Merger pursuant to N.J.S.A. 14A:10-5.1 for the purpose of merging itself into its subsidiary, BLOCK DRUG COMPANY, INC., a New Jersey corporation certifies that:

         1. The name of the surviving corporation is BLOCK DRUG COMPANY, INC. (the "Subsidiary"). The name of the merged corporation is ______________________ (the "Parent").

         2. The Agreement and Plan of Merger (the "Plan"), pursuant to which the merger will be effectuated, is annexed hereto as Exhibit A.

         3. The Plan was adopted by the board of directors of the Parent on October _____, 2000.

         4. The number of outstanding shares of Class A common stock of the Subsidiary is _____ shares, _____ of which are owned by the Parent. The number of outstanding shares of Class B common stock of the Subsidiary is _____ shares, _____ of which are owned by the Parent.

         5. The certificate of incorporation of the Subsidiary, amended and restated as set forth in the form of the amended and restated certificate of incorporation annexed hereto as Exhibit B, shall be the certificate of incorporation of the surviving corporation.

         6. A copy of the Plan was mailed to the minority shareholders of the Subsidiary on _____________, 2000.

         7. The Plan was approved by the sole shareholder of the Parent on October _____, 2000.

         8. The number of shares of common stock of the Parent entitled to vote on the Plan was _____. The number of shares of common stock of the Parent that voted in favor of the Plan was _____. The number of shares of common stock of the Parent that voted against the Plan was zero (o). The Parent has no other class or series of stock entitled to vote on the Plan.

         IN WITNESS WHEREOF, the undersigned corporation has caused this certificate of merger to be executed on its behalf by its duly authorized officer as of the date first written above.


                                             ----------------------------

                                             By:_________________________

                                    EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                                          EXHIBIT B


                                    FORM OF
            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


       TO BE IDENTICAL TO THE PURCHASER'S CERTIFICATE OF INCORPORATION
        SUBJECT TO THE PROVISIONS OF THE AGREEMENT AND PLAN OF MERGER
              INCLUDING THE PROVISIONS OF SECTION 6.07 THEREOF.








                                       B-1